EXHIBIT 99

                                  PRESS RELEASE

                                                     FOR ADDITIONAL INFORMATION:

                                                       CONTACT MEL SWITZER, JR.,
                                                               PRESIDENT AND CEO
                                                                  (707) 935-3200


                         SONOMA VALLEY BANCORP DECLARES
                          STOCK SPLIT AND CASH DIVIDEND

SONOMA, California, July 23, 2004, - Sonoma Valley Bancorp Board Chairman Bob Nicholas announces that the company has declared a 3 for 2 stock split and a 25 cent cash dividend per share at a regularly scheduled Board meeting held July 21, 2004. The stock split and cash dividend are payable to shareholders of record August 6, 2004 and will be paid on August 26, 2004.

Chairman Nicholas said the company's growth and earnings record made the declaration possible. Findley Reports, Inc., a bank rating firm, recognized Sonoma Valley Bancorp for the tenth consecutive year as a SUPER PREMIER PERFORMING BANK , the highest designation awarded to community banks. Sonoma Valley Bancorp, with $210 Million in assets, is headquartered in Sonoma with an existing branch office in Glen Ellen, and a new branch, Banco de Sonoma, opened earlier this year in Boyes Springs.

Shares in the company are traded on the Over the Counter Bulletin Board (OTCBB) and the stock symbol is SBNK.